Exhibit 10.3

Note: Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT

This Investigation and Loss Control Services Agreement (this “Agreement”) is made and entered into effective as of April 25, 2011 by and between Guarantee Insurance Company, a Florida corporation and Florida domiciled insurance company with its principal place of business at 401 E. Las Olas Blvd, Suite 1650, in Fort Lauderdale, FL 33301 (“Guarantee”) and Contego Services Group, LLC, a Delaware limited liability company with its principal place of business at 401 E. Las Olas Blvd, Suite 1650, in Fort Lauderdale, FL 33301 (“Contego”).

WHEREAS Guarantee desires to engage Contego, as well as any of Contego’s affiliated companies, to perform investigation and loss control services for Guarantee; and

WHEREAS Contego is willing to provide such services under the terms and conditions set forth below;

NOW THEREFORE, it is hereby agreed to by the parties as follows:

ARTICLE 1—INVESTIGATION AND LOSS CONTROL SERVICES

1.1	Files/Assignments

From time to time, Guarantee will provide Contego with files or matters for which investigatory and/or loss control services will be required. Investigation Services are those services set forth in the attached Exhibit A. Loss Control Services are those services set forth in the attached Exhibit C.

1.2	Services

A.	Contego will review the assignment and provide investigation and/or loss control services in accordance with the terms of this Agreement.

B.	Guarantee will provide Contego with all documentation, data, and information necessary for Contego to perform its duties and obligations under this Agreement.

1.3	Billing and Payment

A.	For its work, Contego shall be paid a fee on each file recovery as set forth hereto in the attached Exhibit B for investigation services and in the attached Exhibit D for loss control services. Fees may be hourly or “flat fee” depending on the nature of the service to be provided.

B.	Legal fees incurred in pursuing investigations, if any, will be at the sole expense of Guarantee including litigation costs such as discovery expenses, expert witness fees, and other expenses incurred in seeking recovery. Any litigation must be approved, in writing, by Guarantee. Guarantee shall have the sole and exclusive authority to direct all litigation whether such litigation involves administration hearings, mediations, arbitrations, formal court proceedings, or any other attorney-involved proceeding.

C.	All reasonable out-of-pocket expenses incurred on files are reimbursable by Guarantee. Such expenses may include, where necessary, police report fees, skip trace fees, copy fees, travel fees, and other such fees necessary for Contego to fully discharge its duties and obligations under this Agreement. Any expense to be incurred requires Guarantee’s prior written approval.

D.	Contego will submit a fully itemized Invoice to Guarantee, and Guarantee shall submit payment to Contego within ninety (90) days or less from date of invoice.

1.4	Subcontracts

Contego shall have no authority to delegate any of its authority, responsibilities or obligations under this Agreement to any non-affiliated third party without the prior written consent of Guarantee, which may be withheld in its sole discretion; provided, however, that any subcontracting by Contego shall not relieve Contego of its obligations to Guarantee under this Agreement.

ARTICLE 2—REPORTING REQUIREMENTS

2.1	Reporting

A.	Contego will provide Guarantee with monthly reports that will contain: (i) the open files on which investigation and/or loss control is being pursued (“The Open File Report”); and (ii) the resolved files on which investigations and/or loss control have been concluded (“The Settled File Report”). The reports shall be submitted on the 15th of every month.

B.	All reports will be sent to the Guarantee contact defined below:

Name	:	Charlie Schuver
Title	:	President
Address	:	401 E. Las Olas Blvd, Suite 1650
Ft. Lauderdale, FL 33301
Telephone	:	954-670-2923
E-mail	:	cschuver@pnigroup.com
Facsimile	:	954-779-3556

Investigation and Loss Control Services Agreement

C.	The contact for Contego shall be:

Name	:	Linda Webb
Title	:	President
Address	:	401 E. Las Olas Blvd, Suite 1650
Ft. Lauderdale, FL 33301
Telephone	:	954-670-2940
E-mail	:	lwebb@contegogroup.com
Facsimile	:	954-337-5817

ARTICLE 3—GENERAL REPRESENTATIONS AND WARRANTIES

3.1	Contego warrants that it (i) is duly incorporated, organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation and is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property in the conduct of its property or business requires, and (ii) has the power and authority and the legal right to conduct the business in which it is currently engaged and to enter into the Agreement.

3.2	Contego warrants that it and the individual executing the Agreement have full power, authority and legal right to execute, deliver and perform the Agreement. Contego has taken all necessary action to authorize the execution, delivery, and performance of the Agreement. Contego warrants that the Agreement constitutes a valid and legally binding obligation.

3.3	Contego warrants that except as specifically disclosed to Guarantee in writing prior to the date hereof, no claim, litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is presently pending or threatened against Contego or against its properties or revenue which, if adversely determined, would have an adverse effect on the business, operations, property, financial or other condition of Contego.

3.4	Contego’s performance of all services to be rendered under this Agreement will be done in a manner commensurate with the highest professional standards, in good faith and in accordance with all applicable laws and regulations.

ARTICLE 4—CHOICE OF LAW / CONSENT TO JURISDICTION AND VENUE

4.1	The Agreement shall be deemed to be executed in the State of Florida, regardless of the domicile of Contego and shall be governed by and construed in accordance with the laws of the State of Florida.

4.2	Any and all claims arising under the Agreement or related thereto shall be heard and determined solely in the Courts of the State of Florida in and for the County of Broward. To effect this agreement and intent, Contego agrees that if Guarantee initiates any action against Contego, service of process may be made on Contego either in person, wherever it may be found, or by Certified Mail addressed to Contego at its address as set forth in the Agreement or to such other address as Contego may provide to Guarantee in writing.

Investigation and Loss Control Services Agreement

ARTICLE 5—GENERAL CONDITIONS

5.1	Official Capacity

The Agreement is being entered into by Guarantee in its official capacities. It is understood that nothing herein shall impose any personal liability on Guarantee or its employees, agents, attorneys, successors or assigns.

5.2	Effective Date and Term

The Agreement shall be effective as of the date of execution set forth above and shall run until terminated in accordance with Section 5.3.

5.3	Termination

Guarantee may terminate this Agreement for any reason, at any time, by giving thirty (30) days written notice to Contego. The parties agree that:

1.	No payment will be due for work performed subsequent to termination.

2.	Upon termination, Contego will hold no lien on any file; however, they shall be entitled to payment for work performed on files at an hourly rate to be mutually agreed upon by the parties.

3.	Alternatively, at Guarantee discretion, Contego may continue handling any or all files referred through the date of termination until recovered or closed.

5.4	Entire Agreement

This Agreement represents the complete understanding and entire agreement between the parties relating to the provision of investigation services. It fully supersedes any and all prior agreements between the Parties, whether oral or in writing. No other promises or agreements shall be binding or shall modify this Agreement unless in writing and signed by the Parties hereto. The rights and obligations of the Parties under this Agreement will inure to the benefit of and will be binding upon the heirs, legal representatives, successors and permitted assigns of the parties.

5.5	Execution

The parties agree that this Agreement may be executed in counterparts and a facsimile signature will be deemed an original.

ARTICLE 6—INDEMNIFICATION

6.1	Contego warrants it will defend, indemnify, and hold harmless Guarantee, its past, present and future employees, agents, attorneys, successors and assigns from and against any and all claims, counterclaims, demands, causes of action, judgments, liens, debts, liabilities, costs, fees, disbursements, attorneys’ fees (whether incurred under salary, retainer or otherwise), expenses, damages, losses and injuries of any kind, nature or description, known or unknown, suspected or unsuspected, fixed or contingent, which now exist or may hereafter exist, arising out of acts of negligence by Contego connected with the services rendered under this Agreement.

Investigation and Loss Control Services Agreement

6.2	The obligations under this Article shall survive the termination of this Agreement for a period of one year past the Termination Date as defined in Article 5 Section 5.3, plus any applicable tolls on applicable Statutes of Limitations.

ARTICLE 7—CONFIDENTIALITY

7.1	“Confidential Information” shall mean any information derived through services performed by the, except such information which:

a)	Is or becomes generally available to the public other than as a result of a disclosure by either party or either party’s representatives;

b)	Was within the possession of a receiving party prior to its being furnished by the disclosing party by or on behalf of the other party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with the disclosing party, or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information or;

c)	Becomes available to a receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party, or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party, with respect to such information.

7.2	Except as is authorized in advance by Guarantee, its representatives in writing or as is required by law, Guarantee and Contego will hold all Confidential Information in trust and confidence for Guarantee or Contego and will not disclose any such Confidential Information to any other person or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Guarantee Insurance Company		Contego Services Group, LLC

By:	/s/ Charles K. Schuver	By:	/s/ Linda Webb
Name:	Charles K. Schuver	Name:	Linda Webb
Title:	President and Chief Operating Officer	Title:	President

Investigation and Loss Control Services Agreement

Exhibit A

Description of Investigation Services

The following description of Investigation Services shall be provided by Contego on behalf of Guarantee on an as-needed basis upon the written request of Guarantee.

1.	Surveillance: Video surveillance to determine the claimant’s current activity level during the course of the worker’s compensation claim.

2.	Activity Check: Neighborhood canvas of claimant’s residential area to identify the claimant’s whereabouts and current activity level during the course of the worker’s compensation claim.

3.	AOE/COE: Field investigation of the workers compensation claim to determine course and scope of employment; identify compensability; collect evidence; and identify subrogation.

4.	Background Check: Checking the claimant’s past history to include civil, criminal, prior claims history, and traffic history.

5.	Hospital/Clinic: Checking the claimant’s prior medial history.

6.	Incarceration Check: Checking to see if the claimant is on probation or currently incarcerated.

7.	Internet Check: Checking to see claimant’s activity on the Internet.

8.	LE Assist: Responding to law enforcement requests in a timely fashion, by preparing requested information, and properly making sure all departments are properly notified of the investigation.

9.	Police Report: Obtain a copy of the police report.

10.	SIU Triage: For high-end exposure claims, Contego will develop action plan; triage with all departments; identify specialized field investigator needed; and oversee the field investigations.

11.	SIU Investigative Review: When outside field vendor is utilized, Contego provides investigative oversight during set up of vendor; providing support during the vendors field investigative process; then conducting the quality review when the vendor’s field investigation is completed and finalized. Contego provides on-going claim investigative review further triaging when additional investigative services are needed in the claim file.

12.	Subrogation Case Development: Identify potential subrogation possibilities, and obtain evidence for pursuit of subrogation.

Investigation and Loss Control Services Agreement

13.	SSN Match/Verification: Checking claimant’s reported social security number with social security administration to verify authenticity. If unable to identify match, pursue investigation to verify correct social security number of the claimant.

14.	ISO Reports/Check: Checking claimant’s prior claims history.

15.	Risk Management Support: Provide support for insured’s by providing fraud awareness training, safety training, and other ancillary investigative services.

16.	Underwriting Support Services: Providing ancillary investigative support for underwriting, and loss consulting departments. Provide due diligence investigative support functions.

17.	Live Well Check: Checks to make sure the claimant is alive. Legacy Claims, i.e. permanent total disability.

18.	Dependency Check: Checks to make sure the claimant’s dependents are alive.

19.	Legal Searches and Investigative Support: Providing investigative services for attorney’s

20.	Copy Service for Legal (claims defense litigation, witness locates, document retrieval): Providing litigation support service in claims, (i.e. making copies of claim file), in response to defense litigation requests.

21.	DVD Copy Service: Providing extra DVD for litigation and physician reviews

22.	Claims Support Services: Providing additional services needed in the claim file to help facilitate the processing of the claims (i.e. physician surveillance reviews, transportation/translation vendor management services)

23.	SIU Claims Investigations: Providing SIU investigative services where needed in the claim file.

24.	Employment Verification Check: Employment Verification to see the claimant is receiving wages from another employer while receiving workers compensation benefits from another employer.

25.	Fraud Services: Fraud services will be provided in accordance with each State’s regulatory authority anti-fraud guidelines, as applicable, including but not limited to:

Filing anti-fraud plans with each State regulatory authority

Filing anti-fraud Annual Reports with each State

Conducting all fraud investigations

Investigation and Loss Control Services Agreement

Filing all fraud referrals to each State in accordance with regulatory requirements

Network with other carriers in accordance to the indemnification from each State’s anti-fraud guidelines

Assist with legal for all regulatory, compliance and law enforcement request

Network with professional fraud associations (IASIU, ACFE)

Maintain fraud hot-line

Fraud posters

Annual fraud training

26.	Training Services: Training services will be provided as follows:

Annual fraud training (including new hires)

New hire on-boarding

Lunch and learn sessions

Train-the-Trainer programs

Motivational library

Internal internet training material and library

Other miscellaneous training, as requested

27.	Due Diligence Services: Due diligence services will be provided as follows for general business practice to all departments:

OFAC Compliance Checks

Vendor Verification System (for all new vendors)

28.	SWARM LINK – Comprehensive Pre-Surveillance Investigation services combining Activity Check, Background Check and Internet Check.

29.	SWARM NET – Ongoing social media checking bimonthly for claimant activity level.

Investigation and Loss Control Services Agreement

Exhibit B

Description of Fees for Investigation Services

The following fees shall be charged by Contego for the Investigation Services set forth in Exhibit A.

1.	Surveillance: [*][1] per day – Florida, (other states may be higher)

2.	Activity Check: [*][1] per location – Florida, (other state may be higher)

3.	AOE/COE: [*][1] per hour – Florida, (other states may be higher)

4.	Background Check: [*][1] – Florida, (other states may be higher)

5.	Hospital/Clinic: Standard Check—[*][1] – Florida

6.	Incarceration Check: [*][1] (Physical check may be higher)

7.	Internet Check: [*][1] per hour – Florida, (other states may be higher)

8.	LE Assist: [*][1] per hour – Florida, (other states may be higher)

9.	Police Report: [*][1] per hour – Florida, (other states may be higher)

10.	SIU Triage: [*][1] per hour – Florida, (other states may be higher)

11.	SIU Investigative Review: (Quality Review and Investigative Claim Review) [*][1] per hour (with estimated review time average = [*][1] per file)

12.	Subrogation Case Development: [*][1] per hour – Florida (other states may be higher)

13.	SSN /Match and Verification Services: [*][1] per SSN Match: additional investigation [*][1] per hour –SSN Match Verification

14.	ISO Reports/Check: [*][1] per check. (Includes OFAC Compliance Check)

15.	Risk Management Support: [*][1] per hour – Florida, (other states may be higher)

16.	Underwriting Support Services: [*][1] per hour – Florida, (other states may be higher)

[1]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Investigation and Loss Control Services Agreement

18.	Dependency Check: [*][2] per hour – Florida, (other states may be higher)

19.	Legal Searches and Investigative Support: [*[2] per hour – Florida, (other states may be higher)

20.	Copy Service for Legal (claims defense litigation): [*][2] per hour (plus [*][2] per copy page)

21.	DVD Copy Services: [*][2] per hour – Florida, (other states may be higher)

22.	Claims Support Services: [*][2] per hour – Florida, (other states may be higher)

23.	SIU Claims Investigations: [*][2] per hour – Florida, (other states may be higher)

24.	Employment Verification Check: [*][2] per hour – Florida, (other states may be higher)

25.	Fraud Services Two (2) full time personnel will be dedicated for fraud service to include one (1) senior investigator and one (1) manager at a flat rate fee of [*][2] per month. The fraud services fee will be billed on the 15th of every month.

26.	Training Services One (1) full time person will be dedicated for training service to include one (1) manager at a flat rate fee of [*][2] per month. The training services fee will be billed on the 15th of every month. This fee does not include webinars or other on-line web-based training programs which will have separate individual fees.

27.	Due Diligence Services One (1) full time person will be dedicated for due diligence services at a flat rate fee of [*][2] per month. The due diligence services will be billed on the 15th of every month.

28.	SWARM LINK [*][2] per claim – Florida (other states may be higher)

29.	SWARM NET [*][2] per month per claim

[2]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Investigation and Loss Control Services Agreement

Exhibit C

Description of Loss Control Services

The following description of Loss Control Services shall be provided by Contego on behalf of Guarantee on an as-needed basis upon the written request of Guarantee:

1.	Telephonic Loss Control Surveys: Based on Premium Amounts, (level of telephonic survey needed – triage levels) and includes Contego administration set up fee for tracking and reporting purposes. Loss Consultant Specialist will conduct via telephone a questionnaire geared to the customer’s business practice, to identify safety control, training, and other loss control measures in place to reduce work place accidents.

2.	On-Site Loss Control Survey: Loss Consultant specialist will go to customer site, to review business practices, safety controls, training records, and job site inspections. This includes a Contego administration set up fee for tracking and reporting purposes.

3.	On-Site Safety Training: Loss consultant specialist will go to customer site to provide specific safety training.

4.	Loss Control Triage: For high-end exposure claims, Contego will develop action plan; triage with all departments; identify specialized field investigator needed; and oversee the field investigations. Loss Control provides expertise in the field with the SIU Investigator either telephonically or in person depending on the type of claim and the severity (CAT Claims).

5.	Loss Control Managerial Review: When an outside field vendor is utilized, Contego provides Loss control oversight during set up of vendor; providing support during the vendors field loss control process; then conducting the quality review when the vendor’s loss control survey is completed and finalized. Contego provides on-going loss control review further triaging when additional loss control services are needed throughout the policy year. Same service is conducted for oversight of in house loss consultants.

6.	Risk Management Support: Provide support for insured’s by providing loss control risk alert system, other safety training (other than onsite in person training), and other risk management services.

7.	Underwriting Support Services: Provide loss control support for underwriting, and SIU, Policy Services, Billing and Collection departments.

8.	Payroll/Class Code Audit Support: Provide loss control support in the field for premium audit.

Investigation and Loss Control Services Agreement

9.	Risk Incentive Training and Programs: Contego providing to insured’s in house risk incentive training, and enhanced safety programs specially designed for the insured.

10.	Administration of the Letter of Recommendation (LOR): Contego tracks all LOR letters that are sent to the insured and notifies the underwriter of the results of that the insured took within time-tracked constraints. Underwriting file is documented by Contego.

11.	90-Day Risk Analysis Checklist for Policy Renewals: Contego in order to perform “premium gold service” has developed a checklist that loss consultant can perform prior to 90-day policy renewal in order to quickly update the underwriting of potential risk.

12.	Due Diligence Checks: Contego supports all departments for performing due diligence checks for new business / Insured’s, billing and collection matters, new agent / broker checks, legal, captives, and premium audit departments.

Investigation and Loss Control Services Agreement

Exhibit D

Description of Fees for Loss Control Services

The following fees shall be charged by Contego for the Loss Control and Due Diligence Services set forth in Exhibit C.

1.	Telephonic Loss Control Surveys: [*][3] per hour

2.	On-Site Loss Control Survey: [*][3] per hour

3.	On-Site Safety Training: [*][3] per hour

4.	Loss Control Triage: [*][3] per hour

5.	Loss Control Managerial Review: [*][3] per hour.

6.	Risk Management Support: [*][3] per hour

7.	Underwriting Support Services: [*][3] per hour

8.	Payroll/Class Code Audit Support: [*][3] per hour

9.	Risk Incentive Training and Programs: [*][3] per hour

10.	Administration of the LOR – Letter of Recommendation: [*][3] per hour

11.	90-Day Risk Analysis Checklist for Policy Renewals: [*][3] per hour

12.	Due Diligence Checks: [*][3] per hour

[3]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Investigation and Loss Control Services Agreement

FIRST AMENDMENT TO

INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT (the “Amendment Agreement”) is made and entered into as of January 1, 2012, by and between GUARANTEE INSURANCE COMPANY, (“Guarantee”) and CONTEGO SERVICES GROUP, LLC (“Contego”).

WITNESSETH:

WHEREAS, Guarantee and Contego entered into that certain Investigation and Loss Control Services Agreement (the “Initial Agreement”) effective as of April 25, 2011; and

WHEREAS, Guarantee and Contego desire to amend the Initial Agreement pursuant to Section 5.4 thereof on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing statement of purpose and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.	The Initial Agreement is hereby amended as follows:

(a)	Article I is hereby deleted in its entirety, and the following new Article I shall be substituted in lieu thereof:

(b)	Exhibit A, Item 16, Underwriting Support Services, of the Initial Agreement is hereby deleted in its entirety, and the following new Exhibit A, Item 16, Independent Due Diligence Support Services, shall be substituted in lieu thereof:

16.	Independent Due Diligence Support Services: Providing ancillary investigative support for all departments for performing due diligence checks for new Insured business including, but not limited to, billing and collection matters, new producer background reports, legal, captive, underwriting and premium audit departments.

(c)	Exhibit A, Item 27, Due Diligence Services, of the Initial Agreement is hereby deleted in its entirety, and the following new Exhibit B, Item 27, OFAC and Vendor Checks, shall be substituted in lieu thereof:

27.	OFAC and Vendor Checks: Due diligence services will be provided as follows for general business practice to all departments:

OFAC Compliance Checks

Vendor Verification System (for all new vendors)

First Amendment to Investigation and Loss Control Services Agreement

(d)	Exhibit B, Item 16, Underwriting Support Services, of the Initial Agreement is hereby deleted in its entirety, and the following new Exhibit B, Item 16, Independent Due Diligence Support Services, shall be substituted in lieu thereof:

16.	Independent Due Diligence Support Services: [*][4] per hour – Florida, (other states may be higher)

(e)	Exhibit B, Item 25, Fraud Services, of the Initial Agreement is hereby deleted in its entirety, and the following new Exhibit B, Item 25, Fraud Services, shall be substituted in lieu thereof:

25.	Fraud Services Three (3) full time personnel will be dedicated for fraud service to include one (1) senior investigator, one (1) investigator and one (1) manager at a flat rate fee of [*][4] per month. The fraud services fee will be billed on the 15th of every month.

(f)	Exhibit B, Item 27, Due Diligence Services, of the Initial Agreement is hereby deleted in its entirety, and the following new Exhibit B, Item 27, OFAC and Vendor Checks, shall be substituted in lieu thereof:

27.	OFAC and Vendor Checks One (1) full time person will be dedicated for due diligence services at a flat rate fee of [*][4] per month. The due diligence services will be billed on the 15th of every month.

(g)	Exhibit C, Item 12, Due Diligence Checks, of the Initial Agreement is hereby deleted in its entirety:

(h)	Exhibit D is hereby deleted in its entirety, and the following new Exhibit D shall be substituted in lieu thereof:

(i)	The following new Exhibit E, Description of Transportation Services, shall be added to the Initial Agreement:

(j)	The following new Exhibit F, Description of Fees for Transportation Services, shall be added to the Initial Agreement:

[4]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

First Amendment to Investigation and Loss Control Services Agreement

(k)	The following new Exhibit G, Description of Translation Services, shall be added to the Initial Agreement:

(l)	The following new Exhibit H, Description of Fees for Translation Services, shall be added to the Initial Agreement:

2.	Except as expressly or by necessary implication amended by the terms of this Amendment, the terms and conditions of the Initial Agreement are ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereby executed this Amendment Agreement as of the date first written above.

GUARANTEE:	Guarantee Insurance Company

	By:	/s/ Charles Schuver
		Name:	Charles Schuver
		Title:	President and Chief Operating Officer

CONTEGO:	Contego Services Group, LLC

	By:	/s/ Linda Webb
		Name:	Linda Webb
		Title:	President

First Amendment to Investigation and Loss Control Services Agreement

ARTICLE 1—SERVICES

Files/Assignments

1.4	From time to time, Guarantee will provide Contego with files or matters for which investigatory, loss control, transportation and/or translation services will be required. Investigation services are those services set forth in the attached Exhibit A. Loss Control services are those services set forth in the attached Exhibit C. Transportation services are those services set forth in the attached Exhibit E. Translation services are those services set forth in the attached Exhibit G.

1.5	Services

A.	Contego will review the assignment and provide investigation, loss control, transportation and/or translation services in accordance with the terms of this Agreement.

B.	Guarantee will provide Contego with all documentation, data, and information necessary for Contego to perform its duties and obligations under this Agreement.

1.6	Billing and Payment

E.	For its work, Contego shall be paid a fee on each file recovery as set forth hereto in the attached Exhibit B for investigation services and in the attached Exhibit D for loss control services and in the attached Exhibit F for transportation services and in the attached Exhibit H for translation services.

F.	Legal fees incurred in pursuing investigations, if any, will be at the sole expense of Guarantee including litigation costs such as discovery expenses, expert witness fees, and other expenses incurred in seeking recovery. Any litigation must be approved, in writing, by Guarantee. Guarantee shall have the sole and exclusive authority to direct all litigation whether such litigation involves administration hearings, mediations, arbitrations, formal court proceedings, or any other attorney-involved proceeding.

G.	All reasonable out-of-pocket expenses incurred on files are reimbursable by Guarantee. Such expenses may include, where necessary, police report fees, skip trace fees, copy fees, travel fees, and other such fees necessary for Contego to fully discharge its duties and obligations under this Agreement. Any expense to be incurred requires Guarantee’s prior written approval.

H.	Contego will submit a fully itemized Invoice to Guarantee, and Guarantee shall submit payment to Contego within ninety (90) days or less from date of invoice.

1.4	Subcontracts

Contego shall have no authority to delegate any of its authority, responsibilities or obligations under this Agreement to any non-affiliated third party without the prior written consent of Guarantee, which may be withheld in its sole discretion; provided, however, that any subcontracting by Contego shall not relieve Contego of its obligations to Guarantee under this Agreement.

First Amendment to Investigation and Loss Control Services Agreement

Exhibit D

Description of Fees for Loss Control Services

The following Loss Control Services, as described in greater detail in Exhibit C, shall be charged by Contego to Guarantee as a percentage of Reference Premium.5 For purposes of Loss Control Services, Contego may charge Guarantee up to [*]6 of reference premium ([*]6 of Reference Premium) for any given annual period.

13.	Telephonic Loss Control Surveys

14.	On-Site Loss Control Survey

15.	On-Site Safety Training

16.	Loss Control Triage

17.	Loss Control Managerial Review

18.	Risk Management Support

19.	Underwriting Support Services

20.	Payroll/Class Code Audit Support

21.	Risk Incentive Training and Programs

22.	Administration of the LOR – Letter of Recommendation

23.	90-Day Risk Analysis Checklist for Policy Renewals

[5]	Reference Premium shall mean gross written manual premium before adjustment for experience and scheduled credit/debit modifications, State/NCCI safety credit and other allowable credits, premium discounts, deducible credits, expense constants and policy fees but excludes any applicable large deductible credits.
[6]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

First Amendment to Investigation and Loss Control Services Agreement

Exhibit E

Description of Transportation Services

The following description of Transportation services shall be provided by Contego on behalf of Guarantee on an as-needed basis upon the written request of Guarantee.

Transportation Services: Provide and/or arrange for authorized round-trip, door-to-door transportation services for claimant. Contego shall provide transportation for claimant to and from the authorized designated rider’s residence, medical office, clinic and/or ancillary facility of the physician and health care provider from time to time.

Transportation Services Available:

1.	Ambulatory

2.	Wheelchair

3.	Stretcher (where available)

4.	Basic Life Support

5.	Advance Life Support

6.	Ambulance

7.	Air Transport

First Amendment to Investigation and Loss Control Services Agreement

Exhibit F

Description of Fees for Transportation Services

The following fees shall be charged by Contego for the Transportation services set forth in Exhibit E:

Contego shall be paid a facilitation fee equal to [*]7 percent ([*])7 of the cost of each service item rendered and an administrative handling fee equal to [*]7 percent ([*])7 of the cost of each service item rendered.

[7]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

First Amendment to Investigation and Loss Control Services Agreement

Exhibit G

Description of Translation Services

The following description of Translation services shall be provided by Contego on behalf of Guarantee on an as-needed basis upon the written request of Guarantee.

Translation Services: Shall provide and/or arrange for authorized interpreting and translation services to claimant from time to time. Contego agrees to provide trained, professionally licensed service providers in sufficient numbers to meet the requirements of Guarantee’s requested service.

Translation Services Available:

1.	Onsite Interpretation

2.	Telephonic Interpretation

3.	Transcription Services

4.	Document Translation

5.	Legal and Medical Translation

First Amendment to Investigation and Loss Control Services Agreement

Exhibit H

Description of Fees for Translation Services

The following fees shall be charged by Contego for the Translation services set forth in Exhibit G:

Contego shall be paid a facilitation fee equal to [*]8 percent ([*])8 of the cost of each service item rendered and an administrative handling fee equal to [*]8 percent ([*])8 of the cost of each service item rendered.

[8]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

First Amendment to Investigation and Loss Control Services Agreement

SECOND AMENDMENT TO

INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT

THIS SECOND AMENDMENT TO THE INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT (the “Amendment Agreement”) is made and entered into as of January 1, 2013, by and between GUARANTEE INSURANCE COMPANY, (“Guarantee”) and CONTEGO SERVICES GROUP, LLC (“Contego”).

WITNESSETH:

WHEREAS, Guarantee and Contego entered into that certain Investigation and Loss Control Services Agreement (the “Initial Agreement”), as amended, effective as of April 25, 2011; and

WHEREAS, Guarantee and Contego desire to amend the Initial Agreement pursuant to Section 5.4 thereof on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing statement of purpose and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

3.	The Initial Agreement is hereby amended as follows:

(m)	Article I, Section 1.1. is hereby deleted in its entirety, and the following new Article, I, Section 1.1 shall be substituted in lieu thereof:

1.1	Files/Assignments

From time to time, Guarantee will provide Contego with files or matters for which investigatory, loss control, transportation and/or translation services, legal bill review services or other related services (hereinafter, individually or collectively referred to as “Service” or “Services”) will be required. Investigation services are those services set forth in the attached Exhibit A. Loss Control services are those services set forth in the attached Exhibit C. Transportation services are those services set forth in the attached Exhibit E. Translations services are those services set forth in the attached Exhibit G. Legal Bill Review services are those services set forth in the attached Exhibit I.

(n)	Article I, Section 1.2, Paragraph A. is hereby deleted in its entirety, and the following new Article, I, Section 1.2, Paragraph A. shall be substituted in lieu thereof:

1.2	Services

A.	Contego will review the assignment and provide the proper Service in accordance with the terms of this Agreement.

Second Amendment to Investigation and Loss Control Services Agreement

(o)	Article I, Section 1.3, Paragraph A. is hereby deleted in its entirety, and the following new Article, I, Section 1.3, Paragraph A. shall be substituted in lieu thereof:

1.3	Billing and Payment

A.	For its work, Contego shall be paid a fee on each file recovery as set forth hereto in the attached Exhibit B for investigation services and in the attached Exhibit D for loss control services and in the attached Exhibit F for transportation services and in the attached Exhibit H for translation services and in the attached Exhibit J for legal bill review services.

(p)	The following new Exhibit I, Description of Legal Bill Review Services, shall be added to the Initial Agreement.

(q)	The following new Exhibit J, Description of Fees for Legal Bill Review Services, shall be added to the Initial Agreement:

4.	Except as expressly or by necessary implication amended by the terms of this Amendment, the terms and conditions of the Initial Agreement are ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereby executed this Amendment Agreement as of the date first written above.

GUARANTEE:	Guarantee Insurance Company

	By:	/s/ Charles Schuver
Name: Charles Schuver
Title: President

CONTEGO:	Contego Services Group, LLC

	By:	/s/ Linda Webb
Name: Linda Webb
Title: President

Second Amendment to Investigation and Loss Control Services Agreement

Exhibit I

Description of Legal Bill Review Services

The following description of Legal Bill Review services shall be provided by Contego on behalf of Guarantee on an as-needed basis upon the written request of Guarantee.

Legal Bill Review Services: Shall provide and/or arrange for audit of legal bill review for legal fees and expenses charged in connection with workers’ compensation claim files to (a) identify compliance with industry accepted legal billing practices; (b) to ensure conformity with the holding company’s litigation billing guidelines, a copy of which is attached hereto; and (c) to reduce, through negotiation with law firms, their fees and expenses.

Second Amendment to Investigation and Loss Control Services Agreement

Exhibit J

Description of Fees for Legal Bill Review Services

The following fees shall be charged by Contego for the Legal Bill Review services set forth in Exhibit I:

Contego shall be paid a fee equal to [*]9 percent ([*])9 of savings for each legal bill adjusted to reflect a total expense savings as a result of legal bill review.

[9]	Material has been omitted from this Investigation and Loss Control Services Agreement, as amended, pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with a bracketed asterisk (“[*]”).

Second Amendment to Investigation and Loss Control Services Agreement

ATTACHMENT

HOLDING COMPANY’S LITIGATION BILLING GUIDELINES

December 17, 2012

Dear Counsel Member,

As we strive to provide superior customer service to our internal and external customers, we are taking this opportunity to provide you with our service standards and to introduce our Case Handling & Billing Guidelines for Counsel (“Guidelines”).

The Guidelines apply to all assignments you receive from Patriot National

Insurance Group worker’s compensation defense or coverage matters.

We ask that you review the following paragraphs and attachments thoroughly and share this correspondence with each attorney and support staff in your firm who performs work on our files. We are also asking that you sign and return the attached letter of confirmation and understanding of our guidelines and return them to Legal Bill Review, Inc. by email LBRinvoices@lbr-ras.com or fax 407-568-0170.

If you have general questions regarding the billing requirements contained in the Guidelines, please contact Carolyn McCulley, Legal Bill Review, Inc., 407-568-0110.

Thank you for your continued partnership and quality service. We look forward to working with you.

Sincerely,

Eric Dawson	Clark Haman
Associate General Counsel	Managing Attorney

Enclosures: Patriot National Insurance Group Case Handling & Billing Guidelines

Patriot Guidelines updated December 2012	Page 1

PATRIOT NATIONAL INSURANCE GROUP

CASE HANDLING & BILLING GUIDELINES FOR PANEL COUNSEL

I.	Philosophy

Patriot National Insurance Group (and certain affiliates which are authorized to service their insurance policies are hereinafter referred to as “Patriot”) require that retained panel counsel will work to achieve the best result for the client in an efficient and cost conscious manner consistent with panel counsel’s ethical obligations. By accepting an assignment from Patriot, you and your law firm agree to the following Patriot panel counsel guidelines, policies and procedures. These apply to all attorneys providing legal services to Patriot and its insureds regardless of the structure of the fee agreement.

Nothing contained in this document is intended to restrict panel counsel’s exercise of professional judgment in rendering legal services for the client. If at any time you believe that a provision of these guidelines raises a potential conflict with your fiduciary or ethical responsibilities, please bring it to our immediate attention.

II.	Case Development

An effective and strategically sound legal defense is the responsibility of panel counsel in consultation with Patriot claims staff and must be developed in a timely manner.

A.	Upon assignment to panel, the file handler and counsel should identify the activities necessary to defend a given claim and resolve it timely. The steps necessary to achieve that resolution should be agreed upon jointly.

B.	Early resolution of lawsuits is generally desirable and the use of alternative dispute resolution is encouraged.

C.	Settlement authority and negotiations require our consent.

III.	Lead Counsel Responsibility

We will assign each file to a specific attorney who is expected to maintain primary responsibility for the case. With our written approval, lead counsel may reassign primary responsibility of a file to other counsel within the firm to achieve efficiency and cost-effectiveness without compromising quality. We expect that associate attorneys or paralegals will perform certain tasks, subject to our billing guidelines. Duplication of effort is to be avoided; we will not pay for “conferencing” of files within your staff.

IV.	Reporting Requirements

Unless otherwise requested, panel counsel shall provide the following reports during the course of litigation. All reports and billings must include our claim number and the name of our insured. We prefer that you submit these reports electronically. For workers’ compensation, “a litigated claim” is one for which there is an action on file with the workers’ compensation commission (or similar administrative body).

Patriot Guidelines updated December 2012	Page 2

A.	Acknowledgement

Panel counsel must send correspondence acknowledging receipt of the case within one (1) business day from the date of assignment. Any matters of immediate concern or information that may result in early resolution of the case should be addresses in the acknowledgment letter. Counsel must make telephone contact with the insured within two (2) business days from assignment. Counsel must make written contact with the insured within five (5) business days of assignment and provide a copy of the correspondence to us.

B.	Action Plan Report

Within 45 Days after receipt of the assignment, panel counsel will send a thorough and timely Action Plan Report to the file handler detailing the facts and the counsel’s opinion concerning how the file should be handled. This report shall, at a minimum, include the following:

1.	Identification of the anticipated handling steps, discovery and the targeted completion date.

2.	Your preliminary analysis, theory of the defense, outline of the necessary steps to be taken and evaluation based upon the known facts regarding compensability and damages.

3.	Probable trial/hearing date and anticipated settlement range.

Panel Counsel is not allowed to bill in excess of allowed two (2) hours to prepare the initial Action Plan Report. If additional time is required, counsel must obtain written pre-approval from the file handler and document the approval in the task descriptor.

C.	Litigation Budget Report

Within forty-five (45) days after receipt of the assignment, panel counsel will send a completed Litigation Budget Report detailing the approximate cost of defending the case through conclusion, in accordance with the strategy outlined in the Action Plan Report.

D.	Status Report

1.	In addition to the Action Plan Report, panel counsel shall submit timely, written status reports to the file handler summarizing critical new information in the case. These status reports should include a brief summary of the current status of the case, the critical new information received since the prior report, and recommendations for further handling.

Patriot Guidelines updated December 2012	Page 3

2.	Panel counsel should contact the file handler by telephone within five (5) business days after completion of a deposition to discuss the outcome. Panel counsel should submit a written summary of all depositions within thirty (30) days after they are taken. Deposition summary reports should be concise and should highlight the pertinent facts, the impression of the witness and how each affects the case evaluation. Counsel shall provide a copy of the condensed transcript to the file handler as soon as it is available. At the direction of the file handler, panel counsel may provide a copy of the condensed transcript in lieu of a written summary of a deposition.

3.	Counsel must notify us in writing, as soon as practical, of any pre-trial conferences, hearings, settlement conferences, mediation/arbitration sessions or trial dates sufficiently in advance to enable us to evaluate the case and send a representative, if necessary.

E.	Pre-Trial or Pre-Hearing Report

For litigated workers’ compensation claims, counsel shall submit a Pre-Hearing Report to us at least thirty (30) days before final hearing, or as soon as discovery is completed, whichever occurs first. The report shall include counsel’s opinion on the estimated win/loss probability, jury verdict and settlement range, length of trial or hearing, and strengths and weaknesses in the defense and plaintiff/claimant’s case. It should also include an outline of counsel’s trial strategy (i.e. what defenses are available and what proof will be offered to develop or support these defenses). Finally, the report should specify the estimated fees and costs through trial or hearing.

F.	Post-Trial or Post-Hearing Report

Panel counsel shall submit a Post-Trial or Post-Hearing Report within ten (10) business days after conclusion of the trial or final hearing. A copy of the judgment entry and verdict form shall accompany the report for all civil trials. The report should include a discussion of the outcome and recommendations for future handling, such as post-trial/hearing motions, appeals or settlement possibilities.

If counsel recommends an appeal from an adverse judgment or ruling, or if the opposing party is appealing, the report shall discuss potential reversible error, probable outcome of the appeal, anticipated cost of the appeal and any precedential effect of an appeal. The filing of an appeal requires our written approval.

G.	Documentation

In addition to the reports discussed above, counsel shall send the file handler copies of the following documents:

1.	Answer, cross-and counter-claims, third-party complaints and answers, and amended complaints.

Patriot Guidelines updated December 2012	Page 4

2.	Defense and opponents discovery responses; including the response to request for production of documents.

3.	All medical records, reports and bills. Expert review of the medical documentation requires prior written approval.

4.	Motion, replies, briefs and research memoranda in support of the motion.

5.	Expert reports generated by the defense and opponent.

6.	Court orders and final judgments; and

7.	Settlement releases and file-stamped dismissals executed or filed by any party.

V.	Billing Requirements

A.	Rates

Patriot will pay only the hourly rates or alternative fee arrangements it has pre-approved in writing. Sending a letter to the claims handler/file is not acceptable authorization. Patriot will honor rate increases only if agreed upon in advance and in writing.

B.	Frequency of Billing

Patriot makes every effort to pay legal expenses in the calendar year they are incurred. Panel counsel should submit bills monthly. Final billings must be received within thirty (30) days of case resolution.

Patriot will not pay for time or expenses entries over 180 days old. Any invoice not submitted within these time frames may be rejected.

C.	Billing Format

All bills for fees and expenses must be prepared with daily entries showing:

1.	The date work was performed and the initials of the person performing the task;

2.	A detailed description of the work performed. Grouping multiple activities into a single entry (i.e. block billing) is not acceptable. The only exception to this requirement is when multiple activities are undertaken in six minutes or less. In that event, all activities must be grouped together with a time charge of .10 hour.

3.	It is essential that each legal activity be identified in the billings. The test is whether an attorney or claim person not familiar with the billing attorney, the case or the billing firm’s practices can determine exactly what professional service was provided and assess the appropriateness of the related time charge.

Patriot Guidelines updated December 2012	Page 5

4.	The actual time devoted to the file in tenths of an hour. Standard charges for routine activities (e.g., a minimum of .2 for any telephone call) are not acceptable.

5.	The status of each timekeeper (i.e. partner, associate or paralegal);

6.	The hourly rate for each timekeeper and the amount of time charged for each task.

All invoices should be sent directly to Legal Bill Review, Inc., in the electronic format as outlined in the submission instructions.

D.	Acceptable Fees

Patriot will pay only those fees that reflect the highest and best use of the billing professional’s time and subject to the following:

1.	Descriptions of service should detail the nature, purpose or subject of the work performed, and the specific activity or project to which it relates. All correspondence, pleadings and other documents reviewed must be distinctly identified. The use of generic descriptions such as “attention to matter”, “work on file”, “review correspondence”, “research”, “trial preparation”, etc., are unacceptable.

2.	For activities requiring pre-approval by Patriot, counsel should note in the task description on the bill that permission was granted and the name of the authorizer.

3.	We require that .10 hour (six minute increment) be used as the minimum billing charge and billing increment and time entered be the actual time expended on a function, without the time being rounded.

4.	We will not pay duplicative effort, including inter-office and intra-office communications (oral or written). Only one attorney shall attend trial, hearing, court appearances, meetings, depositions, witness interviews, inspections, telephone conferences and other functions, unless approved in advance by Patriot.

5.	We will not pay for file reviews caused by an administrative decision by the firm to transfer the entire case or a portion of a case between firm personnel. We will not pay for file reviews to add personnel or replace personnel handling a case. We will only pay for file review in the event that your firm received a reassigned matter.

Patriot Guidelines updated December 2012	Page 6

6.	Depositions and discovery outside the approved action plan must be pre-approved.

7.	Counsel shall consult with us before undertaking legal research over two (2) hours. We will not pay for legal research that is a matter of common knowledge among reasonably experienced counsel. When circumstances allow you to utilize your data or brief banks, we only reimburse for time spent updating previously researched materials.

8.	The filing of any substantive, non-procedural motions and any related legal research requires written pre-approval.

9.	Only actual time spent in personalizing standardized pleadings, documents, discovery responses or requests shall be billed, rather than the time originally spent drafting standard language.

10.	Driving time and other travel time will be paid at 75% of the professional hourly rate. Travel expenses such as mileage (at the current IRS allowance), parking, tolls etc., will be reimbursed. All travel must be calculated from the nearest office of the defense firm to the intended destination. Travel entries must include the date of travel, person engaging in the travel, destination and the number of miles traveled.

11.	We request the services of paralegals be economically utilized when possible. Creating summaries of medical records and indexing of deposition (i.e., creating page/line summaries) are paralegal functions and shall be billed at the paralegal rate.

Examples of billable activities, which can often be properly performed by paralegals, are as follows:

a)	Preparation of Subpoena for employment and medical records CAVEAT: If you use a record copy service to issue a subpoena, preparation of the request form is appropriately a secretarial/clerical activity which is not compensable.

b)	Preparation of Subpoena re: deposition

c)	Preparation of Notice of Mediation, Deposition, Hearing and Appearance

d)	Preparation of Substitution of Attorney

e)	Schedule and arrangement of Depositions, Mediations and Hearings

f)	Organize and prepare exhibit list

g)	Organize and re-organize files if it involves case documents such as separating, cataloging responses to Requests for Production of Documents.

h)	Indexing file materials if they are case documents requiring professional judgment with respect to categories.

Patriot Guidelines updated December 2012	Page 7

i)	Summarize medical records and employment records

j)	Prepare records request(s)

k)	Prepare Authorization to Secure Records (medical, tax, IRS, employment, union).

l)	Prepare Notice of Denial, which does not require affirmative defenses, or specific denials.

m)	Prepare Requests to Produce (Form or Standard)

n)	Prepare Interrogatories (Form or Standard)

o)	Prepare Expert Interrogatories (Form or Standard)

p)	Prepare Motions to Compel (Form or Standard)

q)	Prepare form closing papers.

r)	Stipulation to Extend Time to Answer

All paralegal level tasks will be reimbursed at the paralegal rate regardless of who performs the task.

The above list is not all-inclusive.

E.	Unacceptable Fees Regardless of the structure of the fee arrangement, Patriot will not pay any fees and/or expenses associated with the following:

1.	Unilateral rate increases.

2.	Time billed by unapproved personnel, unless their work is necessitated by unavoidable scheduling conflicts.

3.	Time billed by law clerks or summer associates.

4.	Comprehensive review of depositions should only billed when trial is imminent.

5.	We will not reimburse for incomplete phone calls where you have merely left a message for a return call. We should not be charged for your receipt of telephone messages, where you have merely been left a message to return a phone call.

6.	We will not reimburse for individual timekeepers billing in excess of 10 hours per day without prior approval from claims handler.

7.	Employee courier services, law firm “runners” or other personnel who perform functions such as delivering documents, checking court dockets, and filing documents.

8.	Preparing bills and invoices.

9.	Responding to billing inquiries from any entity.

10.	Responding to requests from auditors for Patriot or the insured.

Patriot Guidelines updated December 2012	Page 8

11.	In the event the reviewer places the invoice in a pending status to request additional documentation the firm will have five (5) business days to respond. In the event the reviewer does not receive a response the task may be reduced in its entirety. Reconsideration for the task will be made on a case by case basis.

12.	Secretarial and clerical activities, including, but not limited to, the following:

a.	Opening or closing files

b.	Calendaring.

c.	Conflict checks.

d.	Organize and re-organize files (if it does not involve sorting case documents such as individual documents attached to requests for production of documents).

e.	Bate stamping.

f.	Indexing file materials (unless it involves indexing case documents wherein professional judgment as to the index categories must be utilized).

g.	Tabbing file materials.

h.	Pick-up and deliver documents and records.

i.	Telephone calls and or correspondence to copy services, providers, court reporters.

j.	Create and organize binders and notebooks.

k.	Looking up and or confirming telephone numbers, addresses, directions etc. on the internet or phonebook

l.	Process vendor bills.

m.	Collate.

n.	Organize for storage.

o.	Photocopying, faxing, scanning or producing a CD/DVD

p.	File and re-file

q.	Inventory documents, pull/copy documents

r.	Word Processing

s.	Instructions to vendors.

t.	Travel arrangements and accommodations

The above list is not all-inclusive.

13.	Clerical work performed by fee generating personnel or paralegal work performed by attorneys. We will not pay for services rendered by clerical, library, administrative, computer, data entry, secretarial or other nonprofessional personnel.

14.	Routine file reviews, supervisory file reviews or transfer file reviews (or any other duplication of efforts caused by your internal staffing changes).

Patriot Guidelines updated December 2012	Page 9

15.	Legal research on routine or elementary legal issues considered to be common knowledge among reasonably experienced counsel in the local jurisdiction.

16.	Preparation of motions which exceed 2 total hours, unless approved in advance by Patriot.

17.	Wait time in excess of (30) minutes charged on an invoice for a non appearance at a deposition will not be reimbursed unless client approval is indicated.

18.	More than one tenth (.1) of an hour for reviewing or generating forms, documents, pleadings, notices, discovery, etc.

19.	Individual charges for documents such as subpoenas duces tecum, served on multiple parties, when only one notice or subpoena is prepared.

20.	Proofreading, editing mistakes, reworking, redrafting, and textual changes for substandard work. We will not reimburse the firm for time expended on revision or modification of the work product of a junior attorney by a senior attorney. We will not reimburse the firm for proofreading documents for typographical/dictation errors or stylistic changes

21.	We will not pay for a general, diary or status file review. A general, diary or status file review is defined as a review which is not precipitated by an event, such as a telephone call or receipt of correspondence, or does not result in the creation of any tangible work product.

22.	Continuing education seminars or other training.

F.	Expenses & Costs

1.	We require an itemization of actual reimbursable costs and expenses. All costs and expenses shall be billed at actual cost and shall not include a surcharge by the firm.

2.	Expenses incurred to a maximum of $500.00 shall be paid directly by the law firm. Invoices forwarded for payment must include the vendor’s federal tax identification number or social security number with a complete description

3.	Travel entries must include the date of travel, person engaging in the travel, destination and the number of miles traveled Price per mile to be reimbursed, not to exceed the rate allowed by the IRS rate.

4.	All overnight travel requires written pre-approval. We require counsel to stay at moderately priced hotel or motels. The maximum allowable for reimbursement for meals is $50.00 per day for overnight travel. We will only reimburse you for meals in conjunction with out of town travel.

Patriot Guidelines updated December 2012	Page 10

5.	All air travel requires written pre-approval and must be for economy/coach class. Air travel arrangements should be made as early as possible to avoid unnecessary cost.

6.	Patriot will not pay any fees, charges or expenses associated with law firm overhead, including, but not limited to, the following:

a.	Postage or certified/registered mail.

b.	Photocopies

c.	Facsimile charges for local or long distance incoming or outgoing

d.	Local or long distance telephone charges

e.	Messenger or courier services, including express mail or overnight delivery; unless requested by Patriot, as a result of an emergency not of the law firm’s making, or as requested by the insured and pre-approved by Patriot.

f.	Rent, utilities, books, office supplies, conference rooms, computer rooms, computer equipment, publications or periodicals, software, refreshments during meetings, local phone or fax charges, secretaries, receptionists, employee messenger services, library staff and mail clerks.

g.	Electronic legal research tools, including Westlaw and Lexis.

7.	Counsel shall consult with us and obtain our written approval prior to retaining experts, consultants, investigators, temporary attorneys, outside paralegals, or other professional services. Patriot will not pay fees and expenses for experts unless a budget for the services, rates and payment terms have been approved by Patriot.

VI.	Auditing and Disputes

We have the right to review all legal bills pertaining to any matter for which the firm has been engaged. In addition, we have the right to review counsel’s case file. However, such bill and file review will be done in a manner that does not compromise the attorney/client privilege. If we decline to pay or seek reductions and/or refunds with respect to charges made by counsel, full explanation for such action shall be given to counsel, and counsel will be given the opportunity to explain the disputed items and appeal. Counsel should not bill for time spent responding to billing inquiries or audits by Patriot.

Audit disputes should be sent by email: lbrdisputes@lbr-ras.com with objective supportive documentation of the task in question within 10 days of the receipt of the Explanation of Audit in order for the task to be reconsidered. Charges must be supported in task description upon invoice submission. Reductions made due to lack of documentation may not be reconsidered post audit. Disputes will not be allowed due to violation of the Patriot guidelines. If the dispute is not resolved the Patriot managing attorney has the authority to make the final decision.

Patriot Guidelines updated December 2012	Page 11

VII.	Requests for Rate Approval

If you choose to lower rates, no prior approval is required. All requests for rate increases must be submitted in writing to the Regional Claim Manager. Without prior written approval, we will not allow rate increases for work performed or to be performed on pending files.

Patriot Guidelines updated December 2012	Page 12

Appendix 1

PATRIOT NATIONAL INSURANCE GROUP

CASE HANDLING & BILLING GUIDELINES FOR PANEL COUNSEL

Time Service Standards Summary

1. Written Acknowledgement to GIC	1 Business Day

2. Telephone Contact with Insured	2 Business Days

3. Written Acknowledgement to Insured	5 Business Days

4. Action Plan Report (Property & Casualty)	45 Days

5. Litigation Budget Report	45 Days

6. Telephone Deposition Report	5 Business Days (From the Deposition Date)

7. Written Deposition Summary	30 Days (from the Deposition Date)

8. Pre-Hearing Report (Workers Compensation)	30 Days prior to Final Hearing Date

9. Post-Hearing Report (Workers Compensation)	10 Business Days

10. Legal Billing	Monthly

11. Final Bill	30 Days of Case Resolution

Patriot Guidelines updated December 2012	Page 13

Appendix 2

PATRIOT NATIONAL INSURANCE GROUP

LITIGATION BUDGET REPORT

Date of Report:	Date of Assignment to Counsel:

Case Caption:

Claim Number:	Defense Counsel

File Handler:	Law Firm Name:

Venue:	DC File Number:

Please complete the following report with as much accuracy as possible considering the nature of the case, the characteristics of the venue and opposing counsel, and the likelihood of settlement. If you do not anticipate performing any work for a listed task, please mark “N/A” for the estimated cost.

I. Preliminary Fact Investigation & Reports

a. Consultation with Company	Estimated Hours_____x$_________=$_________
b. Consultation with Insured	Estimated Hours_____x$_________=$_________
c. Litigation Budget	Estimated Hours_____x$_________=$_________
d. Action Plan Report	Estimated Hours_____x$_________=$_________
e. Other (Please specify)	Estimated Hours_____x$_________=$_________

Phase Total $____________

II. Written Discovery

a. Interrogatories Discovery	Estimated Hours_____x$_________=$_________
b. Answer Interrogatories	Estimated Hours_____x$_________=$_________
c. Production of Documents	Estimated Hours_____x$_________=$_________
c. Respond to Requests for Production	Estimated Hours_____x$_________=$_________
d. Other (Specify)	Estimated Hours_____x$_________=$_________

Phase Total $____________

III. Depositions

a. Plaintiff/Applicant	Estimated Hours_____x$_________=$_________
b. Written Summary of Plaintiff’s /Applicant’s Deposition	Estimated Hours_____x$_________=$_________
c. Insured	Estimated Hours_____x$_________=$_________

Patriot Guidelines updated December 2012	Page 14

d. Other Deposition	Estimated Hours_____x$_________=$_________
e. Experts (Please Specify)	Estimated Hours_____x$_________=$_________
f. Written Summary Report of Expert’s Deposition	Estimated Hours_____x$_________=$_________

Phase Total $____________

IV. Negotiations

a. Written Correspondence	Estimated Hours_____x$_________=$_________
b. Mediation Position Statement	Estimated Hours_____x$_________=$_________
c. Mediation	Estimated Hours_____x$_________=$_________
d. Other (Please Specify)	Estimated Hours_____x$_________=$_________

Phase Total $____________

V. Trial Preparation

a. Activity (Please Specify)	Estimated Hours_____x$_________=$_________
b. Activity (Please Specify)	Estimated Hours_____x$_________=$_________

Phase Total $____________

VI. Trial

a. Estimated Number of Days
b. Trial Time	Estimated Hours_____x$_________=$_________

Phase Total $____________

VII. Appeal (Complete only when appellate activity is approved by Patriot.)

a. Motion for Appeal or Petition for Reconsideration	Estimated Hours_____x$_________=$_________
b. Brief in Support	Estimated Hours_____x$_________=$_________
c. Oral Judgment	Estimated Hours_____x$_________=$_________

Phase Total $____________

VIII. Expenses (Please Itemize)	$____________

GRAND TOTAL $____________

Patriot Guidelines updated December 2012	Page 15

Appendix 3

PATRIOT NATIONAL INSURANCE GROUP

Action Plan Report

Please complete this Action Plan Report within 45 days from the date Patriot assigned the case to you and return it to the Patriot National Insurance Group via e-mail attachment. Please update the Action Plan Report as significant developments occur.

Date of Report:	Date of Assignment to Counsel:

Case Caption:

Claim Number:	Defense Counsel:

File Handler:	Law Firm Name:

Venue:	DC File Number:

Trial Date:
Final Hearing Date:

SUMMARY OF CASE:

What is the overall summary of facts impacting the claim? Please describe your action plan to resolve the case, including your recommended settlement strategy or other resolution strategy.

COMPENSABILITY:

Please discuss all applicable compensability issues, including statutes or other laws, lay witnesses, expert witnesses, discovery recommendations and the strengths and weaknesses of the defenses.

State whether you recommend the use of a private investigator, vocational rehabilitation expert and/or independent medical examiner; and specify what depositions you recommend to support our medical defenses.

INJURY / DAMAGES:

Please address each of the following elements of damages, if applicable: TTD, AWW, PPD, PTD, & death benefits. Discuss subrogation potential, including the status of any third-party actions.

Please discuss all applicable damage issues, including any relevant laws (such as statutory caps on benefits), lay witnesses, expert witnesses (including IME physicians), discovery recommendations and the strengths and weaknesses of the defenses.

Patriot Guidelines updated December 2012	Page 16

VENUE & PRESIDING JUDGE:

Please describe the venue, including, if applicable, the source for the jury pool, the likely characteristics of the jury, and any pertinent verdict history. Indicate whether venue is proper, and whether you recommend pursuing a change of venue and why.

VENUE:

PRESIDING JUDGE:

ATTORNEYS:

Advise any pertinent details of the plaintiff’s counsel and any co-defendant’s counsel that may impact the overall exposure of this claim.

PLAINTIFF’S/CLAIMANT’S COUNSEL:

PROBABLE AWARD VALUE:

RANGE OF RATINGS (S) (BAW, Body Part or Industrial Disability) % TO %

RANGE OF WEEKS @$ PER WEEK	$ TO $

FUTURE CARE	$ TO $

PROBABLE AWARD (without value of future medical care)	$ TO $

SETTLEMENT NEGOTIATIONS & RESOLUTION STRATEGY

CURRENT DEMAND: $	CURRENT OFFER: $

RECOMMENDED SETTLEMENT RANGE:	$ TO $

Patriot Guidelines updated December 2012	Page 17

Confirmation and understanding of Patriot National Insurance Group Guidelines

I hereby acknowledge receipt of your guidelines. I have read, understood and agreed on behalf of the firm to comply with your guidelines. I represent to you that all attorneys, paralegals, paraprofessionals, employees, agents, servants and workers of the law firm, will use their best efforts to comply with your guidelines.

BY:

On behalf of:

DATE:

Acceptance of Payment/Right to Audit:

I hereby acknowledge and agree on behalf of the firm, that payment by you of any bill, at any time, does not constitute a course of dealing and does not constitute a waiver of your right to subsequently question, dispute, request reimbursement of, compromise or request repayment or future credit, for any bill or invoice previously paid. I also agree and understand, on behalf of the law firm, that you have the right to audit either all bills or files which are or have been the subject matter of billing by my firm to you in the past. I understand and agree that such an audit will require the firm to produce any and all documentation which would support the billing submitted by the firm and also that the firm would produce any individual who has submitted billing on behalf of the firm, as well as any firm personnel who would have knowledge or information regarding any billing and that the firm will produce those individuals to answer any and all questions referable to the billings. I also agree and acknowledge, without protest, that you may utilize your own personnel, personnel of Legal Bill Review, Inc., or any other party, person, corporation or entity designated by you to conduct any such audit.

BY:

On behalf of:

DATE:

Patriot Guidelines updated December 2012	Page 18

AMENDMENT TO INVESTIGATION AND

LOSS CONTROL SERVICES AGREEMENT

THIS AMENDMENT TO INVESTIGATION AND LOSS CONTROL SERVICES AGREEMENT (“Amendment”) is made and entered into this 27th day of November, 2013, by and between Guarantee Insurance Company, a Florida corporation and Florida domiciled insurance company (“Guarantee”) and Contego Services Group, LLC, a Delaware limited liability company (“Contego”).

RECITALS

A.	Guarantee and Contego entered into a certain Investigation and Loss Control Services Agreement dated April 25, 2011 (the “Agreement”).

B.	The parties desire to further amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 5.2 is hereby amended by deleting the existing section and replacing it with the following:

The terns of this Agreement (the “Term”) shall be a seven (7) year period, commencing on the date hereof, unless otherwise extended by the written agreement of the Parties or earlier terminated by the Parties as provided herein.

2. The first sentence of Section 5.3 is hereby deleted.

3. The following section shall be added to the Agreement as Section 5.6:

Guarantee shall, and shall cause its subsidiaries to, throughout the Term, engage Contego to be the sole and exclusive provider to Guarantee of all services provided pursuant to Section 1.2 of this Agreement.

4. In all other respects, the Agreement shall remain in full force and effect.

5. Capitalized terms used in this Agreement shall have the same meanings as set forth in the Agreement, unless otherwise provided herein.

6. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (I) and the same instrument. Copies of signatures on this Amendment transmitted by facsimile or email shall be binding on the parties, but the parties shall deliver originals of any documents with signatures sent in such manner promptly thereafter.

(Signature Page Follows)

Third Amendment to Investigation and Loss Control Services Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Guarantee Insurance Company		Contego Services Group, LLC

By:	/s/ Charles K. Schuver	By:	/s/ Christopher L. Pizzo
Name:	Charles K. Schuver	Name:	Christopher L. Pizzo
Title:	President	Title:	Secretary

Third Amendment to Investigation and Loss Control Services Agreement